EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Eric Boyriven / Alexandra Tramont (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. REPORTS FIRST QUARTER 2012 RESULTS

- Revenues Increase 21.6% to $1.54 Billion for First Quarter; Organic Growth of 11.1% -
- First Quarter Diluted Earnings Per Share from Continuing Operations of $0.40 -
- Backlog Increases 2.9% Year-Over-Year to $3.39 Billion -
- Company Updates 2012 Revenue and Diluted EPS Guidance -

NORWALK, CONNECTICUT, April 26, 2012 – EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2012.

As previously announced, the Company completed the sale of its Canadian subsidiary, Comstock Canada, in August 2011.  Accordingly, Comstock’s results for the 2011 first quarter have been classified as discontinued operations.

For the first quarter of 2012, net income from continuing operations attributable to EMCOR increased 10.4% to $27.1 million, or $0.40 per diluted share, from $24.6 million, or $0.35 per diluted share, in the first quarter of 2011.  Revenues increased 21.6% to $1.54 billion in the first quarter of 2012, compared to revenues of $1.27 billion in the year ago period.  Organic revenue growth in the quarter, compared to the first quarter of 2011, was 11.1%.

For the first quarter of 2012, operating income was $46.2 million, or 3.0% of revenues.  Operating income for the first quarter of 2011 was $41.8 million, or 3.3% of revenues, including restructuring expenses of $1.0 million.  Selling, general and administrative expenses were $134.5 million, or 8.7% of revenues, in the first quarter of 2012, compared to $113.9 million, or 9.0% of revenues, in the first quarter of 2011.

Backlog as of March 31, 2012 was $3.39 billion, an increase of 2.9% over backlog of $3.29 billion a year ago, excluding Comstock Canada.  This increase reflects growth in the commercial, institutional and industrial sectors, which offset declines in the healthcare, hospitality/gaming, water/wastewater and transportation sectors.  Commercial backlog increased $521 million or 95.6% to $1.07 billion, with organic growth contributing approximately $257 million, or approximately 47% of the increase.  Backlog at the Company’s USM business has increased 13.9% since its acquisition on June 30, 2011.  On an organic basis, total backlog was down 6.1%, or $200 million, from March 31, 2011.  Backlog increased 1.8% from $3.33 billion on December 31, 2011.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “Our first quarter performance was very encouraging in a still challenging environment and reflects solid execution as the marketplace slowly improves.  The organic and acquisition investments we have made over time to strengthen our construction capabilities and service offerings combined with our cost reduction efforts have begun to pay dividends in the form of strong revenue momentum and solid profitability.  We saw revenues grow across all of our segments in the quarter, and we benefitted from particularly strong results within our electrical construction and UK operations, which helped to mitigate the very mild winter weather that adversely impacted our facilities services segment and the preponderance of lower-margin projects booked during the recession.  The result was strong top and bottom-line performance.”

Mr. Guzzi continued, “The increased value of our services and the quality of our execution have brought us closer to the end users of our services so that at times we are engaged earlier in their project design and in some cases even before the customer has determined their complete project scope.  As a result and with the improving demand from the private sector markets, we are experiencing a faster sales cycle in certain areas of our business, resulting in revenue growth that is exceeding backlog growth.  Given an ongoing gradual recovery in our markets, we would expect this dynamic to continue going forward.”

Mr. Guzzi concluded, “The first quarter was a good start to the year.  During what is typically our softest period, we were able to generate strong organic growth while also booking a solid level of new projects, enabling us to maintain our book-to-bill ratio above 1x.  Although conditions remain uncertain, we are seeing some promising trends.  We are encouraged by the increasing proportion of private sector work in our backlog, reflecting improved demand levels in the market, which should benefit us as this work begins to flow through our operations.  Furthermore, the integration of USM is progressing, and we have built its backlog since we acquired it.  We remain diligent in our cost reduction efforts to gain operating leverage from growing revenues.  Overall, our efforts and execution have placed us in an excellent position to take advantage of a gradual recovery which we hope is starting to occur.”

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EMCOR Reports First Quarter Results	Page 2

The Company noted that, based on the current size and mix of its contract backlog and assuming the continuation of current market conditions, it now expects to generate revenues in 2012 of approximately $6.3 billion, versus its previous expectation of approximately $6.0 billion, and expects diluted earnings per share of $1.70 to $1.95, versus its prior expectation of $1.65 to $1.95.

EMCOR Group, Inc. is a Fortune 500® leader in mechanical and electrical construction services, energy infrastructure and facilities services.  This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

EMCOR Group’s first quarter conference call will be available live via internet broadcast today, Thursday, April 26, at 10:30 AM Eastern Daylight Time.  You can access the live call through the Home Page of the Company’s Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995.  Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements.  These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Accordingly these statements are no guarantee of future performance.  Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business.  Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2011 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission.  All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information) (Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2012	2011

Revenues	$1,538,521	$1,265,243
Cost of sales	1,357,828	1,108,534
Gross profit	180,693	156,709
Selling, general and administrative expenses	134,504	113,911
Restructuring expenses	--	961
Operating income	46,189	41,837
Interest expense, net	1,359	2,183
Income from continuing operations before income taxes	44,830	39,654
Income tax provision	17,022	15,096
Income from continuing operations	27,808	24,558
Income from discontinued operation, net of income taxes	--	818
Net income including noncontrolling interests	27,808	25,376
Less: Net income attributable to noncontrolling interests	663	782

Net income attributable to EMCOR Group, Inc.	$27,145	$24,594

Basic earnings per common share – continuing operations:	$0.41	$0.36
Basic earnings per common share – discontinued operation:	$--	$0.01

Diluted earnings per common share – continuing operations:	$0.40	$0.35
Diluted earnings per common share – discontinued operation:	$--	$0.01

Dividends declared per common share	$0.05	$--

Weighted average shares of common stock outstanding: Basic Diluted	66,685,985 67,946,245	66,808,687 68,581,276

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited) March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$438,655	$511,322
Accounts receivable, net	1,175,629	1,187,832
Costs and estimated earnings in excess of billings on uncompleted contracts	119,470	114,836
Inventories	47,124	44,914
Prepaid expenses and other	80,749	77,749
Total current assets	1,861,627	1,936,653

Investments, notes and other long-term receivables	5,026	5,618
Property, plant & equipment, net	111,701	101,663
Goodwill	568,868	566,805
Identifiable intangible assets, net	363,336	370,373
Other assets	33,673	32,964
Total assets	$2,944,231	$3,014,076

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$--	$--
Current maturities of long-term debt and capital lease obligations	1,616	1,522
Accounts payable	445,142	477,801
Billings in excess of costs and estimated earnings on uncompleted contracts	400,303	441,695
Accrued payroll and benefits	179,092	204,785
Other accrued expenses and liabilities	206,346	205,110
Total current liabilities	1,232,499	1,330,913

Borrowings under revolving credit facility	150,000	150,000
Long-term debt and capital lease obligations	4,487	3,335
Other long-term obligations	289,867	284,697
Total liabilities	1,676,853	1,768,945

Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,256,318	1,234,734
Noncontrolling interests	11,060	10,397
Total equity	1,267,378	1,245,131
Total liabilities and equity	$2,944,231	$3,014,076

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2012 and 2011
(In thousands) (Unaudited)

	2012	2011
Cash flows from operating activities:
Net income including noncontrolling interests	$27,808	$25,376
Depreciation and amortization	6,951	6,232
Amortization of identifiable intangible assets	7,545	5,374
Deferred income taxes	1,216	7,753
Excess tax benefits from share-based compensation	(5,229)	(536)
Equity income from unconsolidated entities	(232)	(190)
Other non-cash items	2,361	1,826
Distributions from unconsolidated entities	840	520
Changes in operating assets and liabilities	(74,389)	(81,471)
Net cash used in operating activities	(33,129)	(35,116)

Cash flows from investing activities:
Payments for acquisitions of businesses, net of cash acquired, and related contingent consideration arrangement	(21,044)	(42,428)
Proceeds from sale of property, plant and equipment	169	173
Purchase of property, plant and equipment	(7,826)	(4,517)
Net cash used in investing activities	(28,701)	(46,772)

Cash flows from financing activities:
Repayments of long-term debt and debt issuance costs	--	(6)
Repayments of capital lease obligations	(755)	(157)
Dividends paid to stockholders	(3,323)	--
Repurchase of common stock	(13,192)	--
Proceeds from exercise of stock options	1,909	729
Payments to satisfy minimum tax withholding	(733)	(1,255)
Issuance of common stock under employee stock purchase plan	634	579
Payment for contingent consideration arrangement	(2,214)	--
Excess tax benefits from share-based compensation	5,229	536
Net cash (used in) provided by financing activities	(12,445)	426
Effect of exchange rate changes on cash and cash equivalents	1,608	2,610
Decrease in cash and cash equivalents	(72,667)	(78,852)
Cash and cash equivalents at beginning of year	511,322	710,836
Cash and cash equivalents at end of period	$438,655	$631,984

EMCOR GROUP, INC.
REPORTABLE SEGMENT INFORMATION
 (In thousands) (Unaudited)

	For the three months ended March 31,
	2012	2011

Revenues from unrelated entities:

United States electrical construction and facilities services	$290,537	$268,532
United States mechanical construction and facilities services	552,933	425,205
United States facilities services	554,160	446,629
Total United States operations	1,397,630	1,140,366
United Kingdom construction and facilities services	140,891	124,877
Total worldwide operations	$1,538,521	$1,265,243

	For the three months ended March 31,
	2012	2011

Operating income (loss):

United States electrical construction and facilities services	$23,566	$14,421
United States mechanical construction and facilities services	21,821	23,328
United States facilities services	12,431	15,279
Total United States operations	57,818	53,028
United Kingdom construction and facilities services	3,482	2,620
Corporate administration	(15,111)	(12,850)
Restructuring expenses	--	(961)
Total worldwide operations	46,189	41,837

Other corporate items:
Interest expense	(1,775)	(2,736)
Interest income	416	553
Income from continuing operations before income taxes	$44,830	$39,654